Exhibit 99.1

NEWS RELEASE	Contact: Lisa Mayr
For Immediate Release	Vice President, Investor
August 10, 2007	Relations and Capital Markets
(703) 744-1787

SUNRISE REPORTS PRELIMINARY SELECTED FINANCIAL AND OPERATING DATA FOR SECOND-QUARTER 2007

McLean, Va.—Sunrise Senior Living, Inc. (NYSE: SRZ), today reported preliminary selected financial and operating data for the quarter ended June 30, 2007.

 “We continue to see strong sector fundamentals and product demand, as evidenced by our strong average daily rate growth and our high levels of occupancy” said Paul Klaassen, chairman and CEO of Sunrise Senior Living. “These trends, as well as continuing demand from capital partners to participate in ownership and development of Sunrise communities, reaffirm our commitment to development. We believe we are well positioned to meet our development goals in terms of locations identified, internal resources and continued demand for our communities.”

On July 25, 2007 the Company announced that its board of directors appointed a committee of non-management directors to explore strategic alternatives and provided an update on its pending restatement and related matters. “We will continue to focus on executing our operating plan and providing the highest levels of service to our residents during this period,” Klaassen added.

For further information about the status of the pending restatement and related matters, see the Company’s press release on July 25, 2007. The Company has no additional updates regarding its pending restatement or related matters at this time. In addition, as previously announced, in light of the Company’s July 25th announcements, management will not host a conference call this quarter.

Operational Highlights

•	As of June 30, 2007, Sunrise operated 453 communities with capacity for more than 53,000 residents, located in the United States, Canada, the United Kingdom and Germany.

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During the quarter, Sunrise opened nine new communities and began construction on six new communities. As of June 30, 2007, the Company had 38 communities under construction, with capacity for an additional 6,000 residents. During the first six months of the year, Sunrise has opened 13 new communities.

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As announced in the Company’s press release on May 8, 2007, the Company has targeted breaking ground on new communities with capacity for an additional 15,000 residents by the end of 2009. The Company continues to make progress on this effort and has already identified numerous potential building sites, including approximately 350 targeted sites in North America and 100 targeted sites in the UK. In addition to the 38 communities currently under construction, 19 projects have received zoning approval, 52 are undergoing zoning and use permitting, and another 52 land contracts are under negotiation. The remainder of the targeted sites are undergoing feasibility and site identification.

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Revenue under management for the quarter increased 8.2 percent to $581.9 million as compared to the prior-year second quarter. The measure “revenue under management” is derived by combining the revenues of Sunrise’s consolidated communities, communities owned in unconsolidated ventures and communities owned by third parties that are managed by Sunrise. The prior-year second quarter included approximately $39.6 million in revenues related to the management contracts that were bought out by Five Star Quality Care, Inc. during 2006. Excluding the second quarter 2006 revenue under management attributable to these management agreements, revenue under management grew approximately 17 percent. Revenue under management grew due to new openings, stabilization of new properties opened during the prior year, acquisitions and increases in average daily rate.

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Same-community revenues continued to grow during the quarter, increasing 5.3 percent to $258.3 million as compared to the prior-year second quarter. Same-community revenues consist of revenues from all communities in which Sunrise has an ownership interest (i.e., consolidated communities and venture communities) and that were stabilized in the second quarter of 2007 and 2006. Growth from communities in ventures was 5.8 percent and growth from consolidated communities was 4.4 percent. Growth in same community revenues was driven by increases in rates for new residents, annual rate increases for existing residents and higher utilization of extended care services.

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Average daily rate for the same-community owned portfolio increased 7.7 percent over the prior-year second quarter to $151.99. Rates grew through increases in resident fees for new and existing residents and higher utilization of extended care services, resulting in additional fees.

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Same-community operating expenses increased 6.3 percent over the prior-year second quarter. Same-community operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated and venture communities consistent. Same-community expense growth from communities in ventures was 6.4 percent for the quarter while same-community expense growth from consolidated communities was 6.1 percent. Consistent with the prior quarter, the increase in same-community operating expense was partially due to increases in property insurance premiums and repairs and maintenance expense. Food costs also increased, partially due to increased fuel costs passed on by vendors as well as recent upgrades in the community food service quality. The Company is working to control these cost increases. Additionally, the Company saw an increase in labor expense this quarter largely due to increased utilization of extended care services. Labor costs may increase for higher levels of acuity, but generally generate higher income on a per-resident basis.

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The same-community occupancy rate was 91.5 percent for the quarter compared to 93.7 percent in the prior-year second quarter. For communities in ventures, the same-community occupancy rate was 92.8 percent, down from 94.6 percent in the prior-year second quarter. For consolidated communities, the occupancy rate was 89.5 percent, down from 92.3 percent in the prior-year second quarter. The decrease in the second quarter of 2007 for communities in ventures partially reflects an exceptionally high prior-year occupancy rate. During the second quarter of 2007, resident move-ins for the same-community portfolio were essentially flat as compared to the second quarter of 2006 and move-outs increased nearly 6 percent. However, July 2007 resident move-ins were up more than 5 percent versus July 2006, with move-outs down almost 6 percent versus prior year.

While the Company still considers these occupancy rates to be strong, the Company has identified several existing markets where it believes additional efforts will lead to increased assisted living occupancy and has put plans in place to address these markets. The Company does not believe that occupancy declines have generally been the result of any broad economic impacts due to the U.S. housing market or other factors, but continues to monitor these trends. The Company believes that any impact resulting from the slowdown of the housing market would most likely first be evidenced in independent living occupancy which is generally more discretionary, as compared to the assisted living market which is generally need driven. The Company’s occupancy rate for independent living units within the same-community portfolio was 94.0 percent for the second quarter of 2007, which the Company considers to be its target for full occupancy.

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At quarter-end, Sunrise had approximately $210 million in cash and cash equivalents and approximately $115 million in debt, excluding the impact of consolidation of certain ventures which could arise from Sunrise’s accounting review, as discussed in the Company’s July 25, 2007 press release.

Sunrise’s management believes that total revenue under management and total same-community revenues, average daily rate, occupancy and expenses are useful indicators of trends in Sunrise’s management business. For such data broken down by consolidated communities and unconsolidated ventures, please refer to the Supplemental Information attached. The preliminary financial data and operating metrics provided herein are not necessarily indicative of the results of operations of the company for the three and six months ended June 30, 2007 and 2006. Because the company’s restatement of its financial statements has not been completed, Sunrise is unable at this time to provide a reasonable estimate either of its second quarter 2007 or second quarter 2006 results of operations.

NYSE Listing Status

As previously announced, on March 2, 2007, the Company notified the New York Stock Exchange (“NYSE”) that it did not meet the March 1, 2007 deadline to file its 2006 Form 10-K. As a result, the Company is subject to the procedures specified in Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual. Section 802.01E provides, among other things, that the NYSE will monitor the Company and the filing status of the 2006 Form 10-K. As also previously announced, if the Company has not filed its 2006 Form 10-K within six months of the filing due date of the 2006 Form 10-K (i.e., by September 17, 2007), the NYSE may, in its sole discretion, allow the Company’s common stock to be traded for up to an additional six-month trading period or, if the NYSE determines that such additional trading period is not appropriate, it will commence suspension and delisting procedures. At the end of August 2007, the Company intends to request that the NYSE extend the trading period of the Company’s common stock on the NYSE. The Company is unable to predict whether the NYSE will grant any extension of trading beyond September 17, 2007.

About Sunrise

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of June 30, 2007, Sunrise operated 453 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for more than 53,000 residents. At quarter end, Sunrise also had 38 communities under construction in these countries with a combined capacity for 6,000 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release - including matters relating to the Company’s planned development activities and matters relating to the pending restatement of the Company’s historical financial statements and the filing of the amendment to the Company’s 2005 Form 10-K, filing of its 2006 Form 10-K and filing of its 2006 and 2007 Form 10-Qs, which are described in the Company’s July 25, 2007 press release referred to above - may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, completion of the Company’s restatement of its historical financial statements, identification of any additional matters requiring restatement, the length of time needed for Sunrise to complete the restatement and for Ernst & Young LLP to complete its procedures for any reason, including the detection of new errors or adjustments, the time required for the special independent committee to complete its review and for the Company to clear comments with the SEC, the findings of the special independent committee review, the time required for the Company to prepare and file an amended 2005 Form 10-K and its Form 10-Qs for the first three quarters of 2006, its 2006 Form 10-K and its Form 10-Qs for the first and second quarters of 2007 and its Form 10-Qs for subsequent quarters that are delayed, the outcome of the SEC’s investigation, the outcome of pending putative class action and derivative litigation the outcome of the Trinity OIG investigation, the outcome of the exploration of strategic alternatives, the possible delisting of the Company’s stock from the NYSE in the event the NYSE does not grant the Company an extension of trading in September 2007 or at the expiration of any additional trading extension period, the Company’s ability to comply with the terms of the amendment of its bank credit facility or to obtain a further extension of the period for providing the lenders with required financial information, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, the Company’s ability to manage its expenses, market factors that could affect the value of the Company’s properties, the risks of downturns in general economic conditions, satisfaction of closing conditions, availability of financing for development and acquisitions and other risks detailed in the Company’s annual report on Form 10-K filed with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Sunrise Senior Living, Inc.
Supplemental Information
As of June 30, 2007
($ in millions except average daily rate)

	Communities		Resident Capacity
	Q207	Q2 06	Q2 07	Q2 06
Community Data (1)
Communities managed for third-party owners	192	191	23,197	23,948
Communities in ventures	197	171	21,782	17,815
Communities consolidated	64	61	8,202	7,974
Total communities operated (2)	453	423	53,181	49,737

Percentage of Total Operating Portfolio
Assisted Living			73%	69%
Independent Living			22%	23%
Skilled Nursing			5%	8%
Total			100%	100%

Selected Operating Results
Same-Community Owned Portfolio Operating Results (3)	Q2 07	Q2 06	% Change
Number of communities	183	183	-
Resident capacity	19,940	19,940	-

Same-Community Revenue
Communities in ventures	$164.9	$155.8	5.8%
Communities consolidated	93.4	89.5	4.4%
Total Same-Community Revenue	$258.3	$245.3	5.3%

Same-Community Expense (4)
Communities in ventures	$102.3	$96.2	6.4%
Communities consolidated	70.8	66.7	6.1%
Total Same-Community Expense	$173.1	$162.9	6.3%

Same-Community Average Daily Rate (5)
Communities in ventures	$157.74	$146.04	8.0%
Communities consolidated	$142.79	$133.33	7.1%
Total Same-Community Average Daily Rate	$151.99	$141.14	7.7%

Same-Community Occupancy
Communities in ventures	92.8%	94.6%	-1.9%
Communities consolidated	89.5%	92.3%	-3.0%
Total Same-Community Average Occupancy	91.5%	93.7%	-2.3%

Total Portfolio Revenue under Management (6)	Q2 07	Q2 06
Communities managed for third-party owners	$237.7	$249.3	-4.7%
Communities in ventures	239.2	194.8	22.8%
Communities consolidated	105.0	93.9	11.8%
Total revenue under management	$581.9	$538.0	8.2%

Number of Development Communities to be Opened (Resident Capacity)
	Q3 07	Q4 07	Q1 08	Q2 08
Consolidated communities (7)	1 (256)	-	3 (272)	6 (658)
Venture communities	2 (149)	4 (357)	2 (220)	1 (159)
Managed communities (8)	2 (449)	4 (992)	-	1 (346)

Notes
(1)	Community data does not reflect any potential changes in categories for communities impacted by the accounting review.
(2)	During the second quarter of 2007, Sunrise opened nine communities.
(3)
Same-community owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in the second quarter of 2007 and 2006. This includes consolidated and venture communities. Stabilized is defined as open for 12 months or achieving 95 percent occupancy, whichever occurs first.

(4)	Community operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated and venture communities consistent.
(5)	Average daily rate excludes community fees.
(6)	Includes revenue for all communities operated by Sunrise.
(7)	Communities are expected to be acquired by a third party or joint venture prior to opening.
(8)	Includes communities developed by Greystone Communities, Inc., a wholly-owned subsidiary.